Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-197797 on Form S-3 and Registration Statement No. 333-190195 on Form S-8 of Phillips 66 Partners LP of our report dated February 13, 2015, relating to the consolidated financial statements of DCP Sand Hills Pipeline, LLC, appearing in this Current Report on Form 8-K of Phillips 66 Partners LP dated February 13, 2015.

We also consent to the incorporation by reference in Registration Statement No. 333-197797 on Form S-3 and Registration Statement No. 333-190195 on Form S-8 of Phillips 66 Partners LP of our report dated February 13, 2015, relating to the consolidated financial statements of DCP Southern Hills Pipeline, LLC, appearing in this Current Report on Form 8-K of Phillips 66 Partners LP dated February 13, 2015.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

February 17, 2015